Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Appoints Timothy Compton as Chief Commercial Officer

Company Adds Seasoned Professional with Over 20 Years of Commercial Operations and Sales Team Management Experience

TUSTIN, CA, January 8, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Timothy Compton as chief commercial officer. Mr. Compton is an accomplished professional who possesses extensive experience in commercial operations, including sales team management, business development, marketing and corporate development. In his new role, he will be responsible for driving the continued growth of Avid’s CDMO business, including the ongoing expansion of the company’s commercial and clinical client base. Mr. Compton is replacing Tracy Kinjerski, who has left the company to pursue other opportunities.

Mr. Compton most recently served as senior director of sales and business development for Cambrex Corporation, a leading small molecule CDMO, where he managed the company’s Western North America and Asia Pacific CDMO sales and business development team. Following Cambrex’s 2019 acquisition of Avista Pharma Solutions, he played a key role in transitioning Avista’s commercial operations practices to Cambrex. Prior to its sale to Cambrex, Mr. Compton was vice president of sales for Avista, overseeing sales, business development and business operations across all the company’s service offerings, driving significant year-over-year revenue growth. Mr. Compton held multiple senior level positions with AAIPharma Services Corporation, a CDMO now named Alcami, including executive director of alliance management and executive director of business development. His career has also included tenures with a range of life science companies including Baypoint Biosystems, N.V. Organon, Kadmus Pharmaceuticals and Atairgin Technologies.

“We are excited to have Tim join the Avid team and contribute his broad CDMO industry experience to the continued growth and expansion of our business. His track record of driving impressive sales and revenue growth in this space positions him ideally to serve as Avid’s chief commercial officer,” said Rick Hancock, interim president and chief executive officer of Avid. “On behalf of the company, I’d also like to express my gratitude to Tracy Kinjerski for the important contributions that she made during her time with Avid. We wish her well in all of her future endeavors.”

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com